Exhibit 99.1

FOR IMMEDIATE RELEASE FOR:	Contact:	Dennis G. Moore Senior Vice President Chief Financial Officer (856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 9, 2017 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 30, 2017.

Sales for the fourth quarter (14 weeks) increased 21% to $316.7 million from $262.2 million in last year’s fourth quarter (13 weeks). For the year ended September 30, 2017 (53 weeks), sales increased 9% to $1.084 billion from $992.8 million last year (52 weeks). Excluding sales from the extra week in 2017, sales increased approximately 12% for the fourth quarter and 7% for the year.   Net earnings increased 18% to $24.3 million ($1.29 per diluted share) in this year’s fourth quarter compared to $20.6 million ($1.10 per diluted share) last year and for the year earnings increased 4% to $79.2 million ($4.21 per diluted share) from $76.0 million ($4.05 per diluted share).

Operating income increased 20% to $36.9 million this year from $30.7 million in the year ago fourth quarter.  For the year, operating income increased 5% to $118.1 million from $112.8 million last year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Improved results in our fourth quarter were aided by strong performances in our food service group with particular strong sales of soft pretzels, churros, handhelds and certain bakery products. In addition we are benefitting and expect to benefit from several small but key acquisitions in soft pretzels (Labriola Baking) and a southeastern ICEE business and a recent licensing agreement of AUNTIE ANNE’S* soft pretzels in the grocery and fund raising channels.  These acquisitions are being integrated and we expect further growth for fiscal year 2018.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S, CALIFORNIA CHURROS and OREO*** Churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*AUNTIE ANNE’S is a registered trademark of Auntie Anne’s LLC

**MINUTE MAID is a registered trademark of The Coca-Cola Company.

***OREO and the OREO wafer design are registered trademarks of Mondelez International group, used under license.

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Quarter Ended		Fiscal Year Ended

	September 30,	September 24,	September 30,	September 24,
	2017	2016	2017	2016
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Net Sales	$316,726	$262,240	$1,084,224	$992,781
Cost of goods sold	219,179	182,443	753,201	688,314
Gross Profit	97,547	79,797	331,023	304,467

Operating expenses
Marketing	26,959	22,249	94,394	85,963
Distribution	23,287	18,330	81,824	73,114
Administrative	10,439	8,442	36,843	32,299
Other (income) expense	(7)	42	(145)	281
Total operating expenses	60,678	49,063	212,916	191,657

Operating Income	36,869	30,734	118,107	112,810

Other income (expenses)
Investment income	1,465	1,014	5,289	4,132
Interest expense & other	(545)	(29)	(1,196)	(123)

Earnings before income taxes	37,789	31,719	122,200	116,819

Income taxes	13,446	11,101	43,026	40,844

NET EARNINGS	$24,343	$20,618	$79,174	$75,975

Earnings per diluted share	$1.29	$1.10	$4.21	$4.05

Weighted average number of diluted shares	18,811	18,782	18,816	18,769

Earnings per basic share	$1.30	$1.11	$4.23	$4.07

Weighted average number of basic shares	18,705	18,656	18,707	18,649

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	September 24,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$90,962	$140,652
Marketable securities held to maturity	59,113	13,539
Accounts receivable, net	124,553	98,325
Inventories	103,268	88,684
Prepaid expenses and other	3,936	13,904
Total current assets	381,832	355,104

Property, plant and equipment, at cost	653,889	605,045
Less accumulated depreciation and amortization	426,308	420,832
Property, plant and equipment, net	227,581	184,213

Other assets
Goodwill	102,511	86,442
Other intangible assets, net	61,272	41,819
Marketable securities held to maturity	60,908	90,732
Marketable securities available for sale	30,260	29,465
Other	2,864	2,712
Total other assets	257,815	251,170
Total Assets	$867,228	$790,487

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$340	$365
Accounts payable	72,729	62,026
Accrued insurance liability	10,558	10,119
Accrued liabilities	7,753	6,161
Accrued compensation expense	19,826	16,340
Dividends payable	7,838	7,280
Total current liabilities	119,044	102,291

Long-term obligations under capital leases	904	1,235
Deferred income taxes	62,705	48,186
Other long-term liabilities	2,253	801

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,663,000 and 18,668,000 respectively	17,382	25,332
Accumulated other comprehensive loss	(8,875)	(13,415)
Retained Earnings	673,815	626,057
Total stockholders' equity	682,322	637,974
Total Liabilities and Stockholders' Equity	$867,228	$790,487

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended

	September 30,	September 24,	September 26,
	2017	2016	2015
	(53 weeks)	(52 weeks)	(52 weeks)

Operating activities:
Net earnings	$79,174	$75,975	$70,183
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	38,211	34,536	32,356
Amortization of intangibles and deferred costs	4,234	5,587	5,915
Gains from disposals of property & equipment	(346)	(398)	(334)
Amortization of bond premiums	1,189	1,011	103
Share-based compensation	3,048	2,375	2,166
Deferred income taxes	7,847	7,700	(121)
(Gain) loss on sale of marketable securities	(14)	661	4,319
Changes in assets and liabilities, net of effects from purchase of companies:
(Increase) decrease in accounts receivable, net	(20,370)	3,571	(3,123)
Increase in inventories	(7,410)	(6,295)	(4,959)
Decrease (increase) in prepaid expenses and other	10,265	(7,386)	(2,871)
Increase in accounts payable and accrued liabilities	9,521	3,888	287
Net cash provided by operating activities	125,349	121,225	103,921
Investing activities:
Payments for purchases of companies, net of cash acquired	(47,698)	-	(615)
Purchases of property, plant and equipment	(72,180)	(48,709)	(48,641)
Purchases of marketable securities	(39,923)	(41,786)	(90,240)
Proceeds from redemption and sales of marketable securities	22,997	13,224	110,117
Proceeds from disposal of property, plant and equipment	1,935	2,294	1,786
Other	(450)	375	(898)
Net cash used in investing activities	(135,319)	(74,602)	(28,491)
Financing activities:
Payments to repurchase common stock	(18,229)	(15,265)	(8,011)
Proceeds from issuance of common stock	7,231	6,570	4,663
Payments on capitalized lease obligations	(356)	(355)	(243)
Payment of cash dividend	(30,859)	(28,523)	(26,154)
Net cash used in financing activities	(42,213)	(37,573)	(29,745)
Effect of exchange rates on cash and cash equivalents	2,493	(2,087)	(3,756)
Net (decrease) increase in cash and cash equivalents	(49,690)	6,963	41,929
Cash and cash equivalents at beginning of year	140,652	133,689	91,760
Cash and cash equivalents at end of year	$90,962	$140,652	$133,689

	Fiscal year ended

	September 30,	September 24,	September 26,
	2017	2016	2015
	(53 weeks)	(52 weeks)	(52 weeks)

Sales to External Customers:
Food Service
Soft pretzels	$180,138	$170,155	$168,970
Frozen juices and ices	49,469	51,798	54,454
Churros	62,809	57,318	56,602
Handhelds	36,913	27,427	21,817
Bakery	351,357	294,518	301,135
Other	21,108	20,313	13,657
Total Food Service	$701,794	$621,529	$616,635

Retail Supermarket
Soft pretzels	$35,081	$33,279	$35,727
Frozen juices and ices	71,325	68,924	72,174
Handhelds	14,892	15,347	18,957
Coupon redemption	(4,898)	(4,430)	(4,725)
Other	2,847	4,469	1,244
Total Retail Supermarket	$119,247	$117,589	$123,377

Frozen Beverages
Beverages	$160,243	$150,118	$142,705
Repair and maintenance service	74,594	71,123	65,765
Machines sales	27,073	31,155	26,413
Other	1,273	1,267	1,361
Total Frozen Beverages	$263,183	$253,663	$236,244

Consolidated Sales	$1,084,224	$992,781	$976,256

Depreciation and Amortization:
Food Service	$24,629	$22,912	$21,289
Retail Supermarket	949	1,031	1,132
Frozen Beverages	16,867	16,180	15,850
Total Depreciation and Amortization	$42,445	$40,123	$38,271

Operating Income:
Food Service	$81,208	$76,539	$75,286
Retail Supermarket	10,627	9,618	11,020
Frozen Beverages	26,272	26,653	24,582
Total Operating Income	$118,107	$112,810	$110,888

Capital Expenditures:
Food Service	$44,067	$24,759	$28,228
Retail Supermarket	239	369	112
Frozen Beverages	27,874	23,581	20,301
Total Capital Expenditures	$72,180	$48,709	$48,641

Assets:
Food Service	$635,709	$589,854	$543,851
Retail Supermarket	21,129	22,090	24,209
Frozen Beverages	210,390	178,543	171,609
Total Assets	$867,228	$790,487	$739,669

RESULTS OF OPERATIONS:

Fiscal 2017 (53 weeks) Compared to Fiscal Year 2016 (52 weeks)

Net sales increased $91,443,000, or 9%, to $1,084,224,000 in fiscal 2017 from $992,781,000 in fiscal 2016. Excluding sales from the extra week in 2017, sales increased approximately 7% from 2016 to 2017.

Excluding sales from Hill & Valley, Inc., acquired in January 2017, an ICEE distributor located in the Southeast acquired in June 2017 and Labriola Bakery which was acquired in August 2017 and the extra week in 2017, sales increased approximately 3% for the year.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales is considered to be the one and only key variable monitored by the Chief Operating Decision Makers and management when determining each segment’s and the company’s financial condition and operating performance. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers increased $80,265,000 or 13%, to $701,794,000 in fiscal 2017. Excluding sales from the extra week in 2017, sales increased approximately 10% from 2016 to 2017. Excluding Hill & Valley and Labriola sales and the extra week in 2017, sales increased approximately 5% for the year. Soft pretzel sales to the food service market increased 6% to $180,138,000 for the year with strong sales to restaurant chains and with sales increases and decreases throughout our customer base. Our new line of BRAUHAUS pretzels contributed to the increased sales. Excluding Labriola sales, soft pretzel sales increased 5%. Frozen juice bar and ices sales decreased $2,329,000, or 4%, to $49,469,000 for the year due primarily to lower sales to warehouse club stores. Churro sales to food service customers were up 10% to $62,809,000 for the year with increased sales to restaurant chains and warehouse club stores. Sales of bakery products increased $56,839,000, or 19%, for the year. Excluding Hill & Valley sales, bakery sales increased 7% for the year. Although sales increases and decreases were spread across our customer base, increased sales to two customers accounted for the entire sales increase, exclusive of Hill & Valley. Handheld sales to food service customers were up 35% to $36,913,000 in 2017 with sales increases to four customers accounting for about 75% of the increase. Sales of funnel cake increased $780,000, or 4% to $19,959,000 due primarily to increased sales to school food service and despite a sharp decline in sales to one restaurant chain. Overall food service sales to restaurant chains and school food service were strong for the year. Sales of new products in the first twelve months since their introduction were approximately $43 million for the year. Volume increases, including new product sales and sales from acquired companies, accounted for virtually all of the food service sales increases. Price increases had a marginal impact on sales for the year. Operating income in our Food Service segment increased from $76,539,000 in 2016 to $81,208,000 in 2017 with primarily all of the increase coming in our fourth quarter because of strong sales of all product categories compared to last year’s fourth quarter and about $551,000 of operating income from Hill & Valley. Additionally, last year’s fourth quarter was impacted by roughly $1.5 million of costs related to certain bakery products that were withdrawn from the market due to quality issues. Operating income for the 2017 year benefitted from a $1.8 million gain on insurance recovery recorded in our third quarter related to last year’s product quality issues.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $1,658,000 or 1% to $119,247,000 in fiscal year 2017. Excluding sales from the extra week in 2017, sales decreased approximately 1/2 of 1 % from 2016 to 2017. Soft pretzel sales to retail supermarkets were $35,081,000 compared to $33,279,000 in 2016, an increase of 5%. About 3/4 of the pretzel sales increase was from sales of AUNTIE ANNE’S products, under a license agreement entered into this year. Sales of frozen juices and ices increased $2,401,000 or 3% to $71,325,000 primarily because of a reduction in trade spending which was higher than usual last year to introduce WHOLE FRUIT Organic juice tubes and new PHILLY SWIRL products and increased sales of the WHOLE FRUIT product line in general.  Coupon redemption costs, a reduction of sales, increased 11% to $4,898,000 for the year.  Handheld sales to retail supermarket customers decreased 3% to $14,892,000 for the year as sales of this product line in retail supermarkets continues its long-term decline. Sales of OREO churros, introduced last year, were approximately $2.5 million for the year compared to $4.0 million last year, with all of the decline in the fourth quarter.

Sales of new products in the first twelve months since their introduction were approximately $2.8 million in fiscal year 2017. Price increases were negligible in 2017. Operating income in our Retail Supermarkets segment increased from $9,618,000 to $10,627,000 for the year primarily because of approximately $2.5 million of higher trade spending in 2016 for the introduction of WHOLE FRUIT Organic juice tubes, OREO churros, PILLSBURY mini dessert pies and several PHILLY SWIRL products.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 4% to $263,183,000 in fiscal 2017. Excluding sales from the extra week in 2017, sales increased approximately 2% from 2016 to 2017. Excluding the acquired ICEE distributor and the extra week in 2017, sales increased approximately 1% for the year. Beverage sales alone increased 7% or $10,125,000 for the year with increases and decreases throughout our customer base. Gallon sales were up 6% in our base ICEE business, with sales increases spread throughout our customer base. Service revenue increased 5% to $74,594,000 for the year with sales increases and decreases spread throughout our customer base. Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, decreased from $31,155,000 in 2016 to $27,073,000 in 2017. Operating income in our Frozen Beverage segment decreased from $26,653,000 in 2016 to $26,272,000 in 2017 due primarily to lower machine sales and higher payroll and payroll related costs.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 30.53% in 2017 from 30.67% in 2016. Without the lower gross profit percentage of the Hill & Valley business, gross profit percentage would have been 30.82% in 2017. Gross profit percentage compared to the previous year benefitted from higher volumes throughout our business and lower trade spending in our retail supermarket business but was negatively impacted by higher payroll and payroll related costs throughout our business. Additionally this year’s gross margin percentage benefitted from the $1.8 million gain on insurance recovery in contrast to the additional $1.5 million of related costs in last year.

Total operating expenses increased $21,259,000 to $212,916,000 in fiscal 2017 and as a percentage of sales increased to 19.64% of sales from 19.31% in 2016. Marketing expenses were 8.71% and 8.66 of sales in 2017 and 2016, respectively. Distribution expenses as a percent of sales increased to 7.55% from 7.36% in 2017 due in part to higher shipping costs. Administrative expenses were 3.40% and 3.25% of sales in 2017 and 2016, respectively as we incur costs to upgrade our information systems.

Operating income increased $5,297,000 or 5% to $118,107,000 in fiscal year 2017 as a result of the aforementioned items.

Our investments generated before tax income of $5.3 million this year, up from $4.1 million last year. Last year’s income was reduced by realized losses of $661,000 on sales of investments.

Other expenses this year include $1,070,000 of expenses incurred to acquire Hill & Valley, the ICEE distributor and Labriola Bakery.

The effective income tax rate increased to 35.2% from 35.0% last year. We expect the effective income tax rate for 2018 to be approximately 36%.

Net earnings increased $3,199,000 or 4%, in the 53 weeks fiscal 2017 to $79,174,000, or $4.21 per diluted share, from $75,975,000, or $4.05 per diluted share, in the 52 weeks fiscal 2016 as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.